EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales Increase 3.9%; EPS Increases 19.2% to $15.99

MEMPHIS, Tenn., May 21, 2019 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $2.8 billion for its third quarter (12 weeks) ended May 4, 2019, an increase of 4.6% from the third quarter of fiscal 2018 (12 weeks).  Domestic same store sales, or sales for stores open at least one year, increased 3.9% for the quarter.

Net income for the quarter increased 10.7% over the same period last year to $405.9 million, while diluted earnings per share increased 19.2% to $15.99 per share from $13.42 per share in the year-ago quarter.  Net income and earnings per share benefited from a lower effective income tax rate.

For the quarter, gross profit, as a percentage of sales, was 53.6% (versus 53.5% the same period last year).  The increase in gross margin was attributable to the impact of the sale of two businesses completed in the prior year (29 bps), partially offset by lower merchandise margins driven primarily by a shift in mix.  Operating expenses, as a percentage of sales, were 33.9% (versus 33.0% the same period last year), with deleverage primarily due to increased domestic store payroll (69 bps).

Under its share repurchase program, AutoZone repurchased 472 thousand shares of its common stock for $466.0 million during the third quarter, at an average price of $987 per share.  At the end of the third quarter, the Company had $1.169 billion remaining under its current share repurchase authorization.

The Company’s inventory increased 8.0% over the same period last year, driven by new stores and increased product placement.  Inventory per location was $688 thousand versus $658 thousand last year and $690 thousand last quarter.  Net inventory, defined as merchandise inventories less accounts payable, on a per location basis, was a negative $58 thousand versus negative $48 thousand last year and negative $58 thousand last quarter.

“I want to thank and congratulate all AutoZoners for their efforts in delivering solid results for our third fiscal quarter. Their commitment to providing superior service again resulted in strong quarterly sales results with solid performance in DIY while our Commercial business growth rate accelerated again. Our industry fundamentals remain strong and the industry data available to us shows we are improving our market share position.  And, we continue to be excited about the initiatives we have underway to further enhance our inventory availability, to continue to accelerate our Commercial business and to meet our customers how, when and where they want to be met with our omni-channel efforts. As we continue to invest in our business, we remain committed to our disciplined approach of increasing operating earnings and cash flow, and utilizing our balance sheet and capital effectively,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended May 4, 2019, AutoZone opened 35 new stores in the U.S., eight stores in Mexico and three stores in Brazil.  As of May 4, 2019, the Company had 5,686 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 576 stores in Mexico, and 25 stores in Brazil for a total count of 6,287.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com.  AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, May 21, 2019, beginning at 10:00 a.m. (EDT) to discuss its third quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.”  The call will also be available by dialing (210) 839-8923.  A replay of the call and slides will be available on AutoZone’s website.  In addition, a replay of the call will be available by dialing (203) 369-1211 through Thursday, June 20, 2019, at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”).  These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR and cash flow before share repurchases.   The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.  Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables.  The Company believes this is important information for the management of its debt levels and share repurchases.  We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; access to available and feasible financing; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; inflation; the ability to hire and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including cyber attacks; and raw material costs of suppliers. Certain of these risks are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Annual Report on Form 10-K for the year ended August 25, 2018, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 3rd Quarter Highlights - Fiscal 2019

Condensed Consolidated Statements of Operations
3rd Quarter, FY2019
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	May 4, 2019	May 5, 2018

Net sales	$2,783,006	$2,660,152
Cost of sales	1,290,986	1,237,178
Gross profit	1,492,020	1,422,974
Operating, SG&A expenses	944,497	877,209
Operating profit (EBIT)	547,523	545,765
Interest expense, net	43,239	41,958
Income before taxes	504,284	503,807
Income taxes(1)	98,335	137,086
Net income	$405,949	$366,721
Net income per share:
Basic	$16.35	$13.62
Diluted	$15.99	$13.42
Weighted average shares outstanding:
Basic	24,836	26,926
Diluted	25,394	27,329

(1)The Company's effective tax rate was 19.5% for the twelve weeks ended May 4, 2019 and 27.2% for the comparable prior year period. Third quarter fiscal 2019 and 2018 include $13.1M and $0.4M in tax benefits from stock option exercises, respectively.

Year-To-Date 3rd Quarter, FY2019
(in thousands, except per share data)	GAAP Results
	36 Weeks Ended	36 Weeks Ended
	May 4, 2019	May 5, 2018

Net sales	$7,875,307	$7,662,309
Cost of sales	3,640,706	3,596,442
Gross profit	4,234,601	4,065,867
Operating, SG&A expenses	2,799,239	2,846,250
Operating profit (EBIT)	1,435,362	1,219,617
Interest expense, net	123,608	120,186
Income before taxes	1,311,754	1,099,431
Income taxes(2)	259,762	162,177
Net income	$1,051,992	$937,254
Net income per share:
Basic	$41.73	$34.32
Diluted	$40.92	$33.75
Weighted average shares outstanding:
Basic	25,210	27,306
Diluted	25,711	27,769

(2)The Company's effective tax rate was 19.8% for the thirty-six weeks ended May 4, 2019 and 14.8% for the comparable prior year period. Fiscal 2019 and 2018 include $38.2M and $27.2M in tax benefits from stock option exercises, respectively. Additionally, prior year-to-date results were negatively impacted by asset impairments of $193.2M (pre-tax) recognized in the second quarter of fiscal 2018 related to the sale of two businesses completed in the prior year, and benefited from Tax Reform (effective January 1, 2018)

Selected Balance Sheet Information
(in thousands)
	May 4, 2019	May 5, 2018	August 25, 2018
Cash and cash equivalents	$174,058	$218,386	$217,824
Merchandise inventories	4,325,659	4,005,820	3,943,670
Current assets	4,971,340	4,671,277	4,635,869
Property and equipment, net	4,324,930	4,122,966	4,218,400
Total assets	9,773,740	9,301,769	9,346,980
Accounts payable	4,693,094	4,296,677	4,409,372
Current liabilities	5,316,889	4,918,336	5,028,681
Total debt	5,151,917	4,954,697	5,005,930
Stockholders' deficit	(1,589,513)	(1,361,603)	(1,520,355)
Working capital	(345,549)	(247,059)	(392,812)

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)

		May 4, 2019	May 5, 2018
	Net income	$1,452,274	$1,371,154
Add:	Impairment	-	193,162
	Pension settlement	130,263	-
	Interest	177,949	171,586
	Taxes	396,378	384,504
	Adjusted EBIT	2,156,864	2,120,406

Add:	Depreciation and amortization	359,111	340,154
	Rent expense	320,840	314,525
	Share-based expense	45,644	38,460
	EBITDAR	$2,882,459	$2,813,545

	Debt	$5,151,917	$4,954,697
	Capital lease obligations	165,541	160,452
	Add: rent x 6	1,925,040	1,887,150
	Adjusted debt	$7,242,498	$7,002,299

	Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
	(in thousands)
		12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
		May 4, 2019	May 5, 2018	May 4, 2019	May 5, 2018

	Depreciation and amortization	$84,888	$79,754	$251,118	$237,091
	Capital spending	118,015	112,401	313,847	327,148

	Cash flow before share repurchases:
	Decrease in cash and cash equivalents	$(21,607)	$(70,136)	$(43,766)	$(74,884)
	Less increase/(decrease) in debt	48,000	(90,000)	151,500	(129,600)
	Add back share repurchases	466,019	399,701	1,313,116	927,155
	Cash flow before share repurchases and changes in debt	$396,412	$419,565	$1,117,850	$981,871

Other Selected Financial Information
	(in thousands, except ROIC)
		May 4, 2019	May 5, 2018

	Cumulative share repurchases ($ since fiscal 1998)	$20,731,427	$18,753,453
	Remaining share repurchase authorization ($)	1,168,573	896,547

	Cumulative share repurchases (shares since fiscal 1998)	146,236	143,714

	Shares outstanding, end of quarter	24,611	26,662

		Trailing 4 Quarters
		May 4, 2019	May 5, 2018
	Net income	$1,452,274	$1,371,154
	Adjustments:
	Impairment	-	193,162
	Pension settlement	130,263	-
	Interest expense	177,949	171,586
	Rent expense	320,840	314,525
	Tax effect*	(144,107)	(184,103)
	Deferred tax liabilities, net	(1,774)	(136,679)
	After-tax return	$1,935,445	$1,729,645

	Average debt**	5,075,956	5,043,061
	Average stockholders' deficit**	(1,544,890)	(1,471,968)
	Add: Rent x 6**	1,925,040	1,887,150
	Average capital lease obligations**	158,701	155,729
	Pre-tax invested capital	$5,614,807	$5,613,972

	Return on Invested Capital (ROIC)	34.5%	30.8%

*	Effective tax rate over trailing four quarters ended May 4, 2019 is 28.1% for pension settlement and 21.6% for interest and rent expense. Effective tax rate over trailing four quarters ended May 5, 2018, excluding the impact of the revaluation of net deferred tax liabilities, is 28.3% and 24.2% for impairment

**		All averages are computed based on trailing 5 quarter balances.

AutoZone's 3rd Quarter Highlights - Fiscal 2019
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended			36 Weeks Ended		36 Weeks Ended
	May 4, 2019		May 5, 2018			May 4, 2019		May 5, 2018
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,651		5,514			5,618		5,465
Stores opened	35		26			68		77
Stores closed	-		-			-		2
Ending domestic stores	5,686		5,540			5,686		5,540

Relocated stores	1		2			2		3

Stores with commercial programs	4,831		4,683			4,831		4,683

Square footage (in thousands)	37,203		36,216			37,203		36,216

AutoZone Mexico stores:
Stores opened	8		4			12		12
Total stores in Mexico	576		536			576		536

AutoZone Brazil stores:
Stores opened	3		-			5		2
Total stores in Brazil	25		16			25		16

Total AutoZone stores	6,287		6,092			6,287		6,092

Square footage (in thousands)	41,653		40,294			41,653		40,294
Square footage per store	6,625		6,614			6,625		6,614

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended			Trailing 4 Quarters		Trailing 4 Quarters
Total AutoZone Stores (Domestic, Mexico and Brazil)	May 4, 2019		May 5, 2018			May 4, 2019		May 5, 2018
Sales per average store	$436		$425			$1,814		$1,785
Sales per average square foot	$66		$64			$274		$270

Total Auto Parts (Domestic, Mexico, Brazil and IMC)
Total auto parts sales	$2,731,900		$2,610,485		(1)	$11,227,486		$10,849,645		(1)
% Increase vs. LY	4.7%		3.2%			3.5%		4.2%

Domestic Commercial
Total domestic commercial sales	$614,808		$535,187			$2,408,148		$2,154,853
% Increase vs. LY	14.9%		7.3%			11.8%		6.4%

All Other (ALLDATA and AutoAnything)
All other sales	$51,106		$49,667		(2)	$206,590		$325,268		(2)
% Increase vs. LY	2.9%		(43.8%	)		(36.5%	)	(11.2%	)

(1)	Results include IMC, which was sold during the third quarter of fiscal 2018 (effective April 4, 2018).
(2)	Results include AutoAnything, which was sold during the third quarter of fiscal 2018 (effective February 26, 2018).

	12 Weeks Ended		12 Weeks Ended			36 Weeks Ended		36 Weeks Ended
	May 4, 2019		May 5, 2018			May 4, 2019		May 5, 2018
Domestic same store sales	3.9%		0.6%			3.1%		1.7%

Inventory Statistics (Total Locations)
	as of		as of
	May 4, 2019		May 5, 2018
Accounts payable/inventory	108.5%		107.3%

($ in thousands)
Inventory	$4,325,659		$4,005,820
Inventory per location	688		658
Net inventory (net of payables)	(367,435)		(290,857)
Net inventory / per location	(58)		(48)

	Trailing 5 Quarters
	May 4, 2019		May 5, 2018
Inventory turns	1.3	x	1.3	x